EXHIBIT 99.1

Contact:	Richard Edwards
Polaris Industries Inc.
763-542-0500
POLARIS REPORTS 2005 FOURTH QUARTER AND FULL YEAR RESULTS; FULL YEAR 2005 EARNINGS
PER SHARE INCREASED 8 PERCENT ON 5 PERCENT SALES GROWTH
Highlights:
•	2005 represents the 24th consecutive year of record earnings per share from continuing operations

•	Increased full year 2005 sales — ATVs up 7%; Victory motorcycles up 34%; PG&A up 9% and International up 20%

•	Higher product sales and lower operating expenses coupled with increased income from financial services contributed to 8% earnings per share growth for the full year 2005

•	Polaris repurchased 2.4 million shares of its common stock during 2005, and has 4.7 million shares remaining under its current repurchase authorization

•	On January 19, 2006 Polaris declared an 11% increase in the regular quarterly cash dividend, marking the 11th consecutive year of increased dividends

•	In 2006, Polaris expects modest growth in sales driven by strong demand for Victory motorcycles, Utility Vehicles and an expanding presence in international markets. Earnings are expected to be positively affected by increased sales, higher gross margins, internal productivity efforts and higher income from the Company’s KTM investment
MINNEAPOLIS (January 26, 2006) — Polaris Industries Inc. (NYSE/PSE: PII) today reported net income from continuing operations of $1.03 per diluted share for the fourth quarter of 2005, a two percent decrease from $1.05 per diluted share for the prior year’s fourth quarter. Reported net income from continuing operations for the fourth quarter 2005 was $43.9 million, a decrease of eight percent from the prior year’s fourth quarter net income from continuing operations of $47.7 million. Sales from continuing operations for the fourth quarter 2005 decreased two percent to $526.1 million, compared to last year’s fourth quarter sales from continuing operations of $539.0 million.
Full Year results from continuing operations
     For the full year ended December 31, 2005, Polaris reported record net income from continuing operations of $144.3 million or $3.29 per diluted share compared to $136.8 million or $3.04 per diluted share for the year ended December 31, 2004, representing an increase of eight percent on a per diluted share basis. Sales from continuing operations for the full year ended December 31, 2005 totaled a record $1,869.8 million, up five percent compared to sales from continuing operations of $1,773.2 million for the full year 2004.
     Tom Tiller, Chief Executive Officer, stated, “As expected, operating conditions in the fourth quarter of 2005 remained challenging. In response to these challenges, our team made a number of timely adjustments that enabled us to produce another record year of earnings per share for our shareholders. In addition to effectively managing our business through a difficult period, we made several important moves during 2005 that will help to positively position our Company for the future including:

•	The successful introduction of several new ATVs, RANGERs and Victory motorcycles

•	The announcement of an exciting strategic partnership with KTM Power Sports AG (KTM), an Austrian-based motorcycle manufacturer with a strong international presence

•	The modification of our retail credit relationship with HSBC Bank, which contributed to improved earnings and cash flow in addition to removing all credit and funding risk to Polaris

•	Completion of the new research and development facility in Wyoming, Minnesota
     Tiller continued: “We expect that many of the challenges we experienced throughout 2005 will probably continue into the first half of 2006. North American ATV retail sales for the industry are expected to continue to be soft, commodity costs are expected to remain higher than historical levels, and dealer and factory inventories remain higher than desired given our view of current economic and industry conditions. However, once these near-term headwinds begin to abate, we are confident that we will be well-positioned to capitalize on strengthening demand. Our underlying businesses are strong, we have a diverse portfolio of industry leading products, and we have made some very strategic investments that will drive growth and increased profitability for many years to come.”
2006 Business Outlook
     Taking into account the current economic and industry environment, and including the impact of implementation of the Statement of Financial Accounting Standard 123(R) (SFAS 123), for the full year 2006 the Company expects sales to be in the range of flat to up two percent, resulting in full year 2006 earnings from continuing operations of $3.23 to $3.38 per diluted share, which represents a three percent to seven percent growth in diluted earnings per share when compared to the SFAS 123 pro forma net income from continuing operations of $3.15 per diluted share for the full year 2005. The adoption of SFAS 123 is expected to result in a charge to full year 2006 earnings of approximately $0.12 to $0.14 per diluted share. If the Company had adopted SFAS 123 for the 2005 fiscal year, incremental pro forma stock-based compensation related costs would have totaled $0.14 per diluted share for the full year 2005 and $0.02 per share for the first quarter of 2005. During the first quarter of 2006 the Company expects that North American ATV shipments will decline from the first quarter of 2005, with the objective of reducing dealer inventories and expects first quarter 2006 total sales to be six percent to nine percent lower than the first quarter of 2005. First quarter 2006 earnings from continuing operations are expected to be in the range of $0.25 to $0.27 per diluted share, including a charge of approximately $0.03 per diluted share for the impact of SFAS 123 compared to the SFAS 123 pro forma net income from continuing operations of $0.40 per diluted share for the first quarter 2005.
Discontinued Operations Results
     The Company ceased manufacturing marine products on September 2, 2004. As a result, the marine products division’s financial results are being reported separately as discontinued operations for all periods presented. The Company’s fourth quarter 2005 loss from discontinued operations was $0.3 million, net of tax, or $0.01 per diluted share, compared to a loss of $0.5 million, net of tax, or $0.01 per diluted share in the fourth quarter 2004. Reported net income for the fourth quarter 2005 including both continuing and discontinued operations was $43.6 million or $1.02 per diluted share compared to $47.2 million, or $1.04 per diluted share in the fourth quarter of 2004. For the full year ended December 31, 2005, the loss from discontinued operations was $1.0 million, after tax, or $0.02 per diluted share, compared to a loss of $8.5 million or $0.19 per diluted share in 2004. Reported net income for the full year 2005, including both continuing and discontinued operations and the $23.9 million, net of tax, loss on disposal of discontinued operations in 2004, was $143.3 million or $3.27 per diluted share, compared to $104.5 million, or $2.32 per diluted share for the full year 2004.
(In millions except per share data)

	4th Quarter ended			Full Year ended
	December 31,			December 31,
	2005	2004	Change	2005	2004	Change
Sales from continuing operations	$526.1	$538.9	(2)%	$1,869.8	$1,773.2	5%
Operating income from continuing operations	$64.5	$76.3	(15)%	$214.8	$211.6	1%
Net Income from continuing operations	$43.9	$47.7	(8)%	$144.3	$136.8	5%
Earnings per share from continuing operations (diluted)	$1.03	$1.05	(2)%	$3.29	$3.04	8%
Earnings per share (diluted)	$1.02	$1.04	(2)%	$3.27	$2.32	41%
     ATV (all-terrain vehicle) sales in fourth quarter 2005 increased one percent over the fourth quarter 2004 driven by the RANGER™ utility vehicle business. While ATV retail sales increased during the fourth quarter of 2005 compared to the fourth quarter of 2004, North American ATV shipments declined from the fourth quarter 2004 in an attempt to reduce dealer inventories. Full year 2005 sales of ATVs increased seven percent over last year, a direct result of new product introductions and strong RANGER™ and international sales growth during the year.
     Snowmobile sales decreased 29 percent for the fourth quarter 2005 compared to last year’s fourth quarter primarily due to timing of shipments and a difficult comparable, as the majority of new Fusion and RMK models were shipped to dealers during the third quarter 2005, and unusually high shipments in the fourth quarter of 2004. For the full year 2005, snowmobile sales decreased 11 percent compared to the prior year reflecting lower dealer orders in 2005 following a disappointing selling season.
     Sales of Victory motorcycles increased 56 percent during the fourth quarter 2005, as compared to the fourth quarter of 2004. This increase is attributable to improved brand recognition, the success of the Hammer and Vegas Jackpot models, a more powerful 100 cubic inch engine and a new six speed transmission, and improvements in the dealer network. Full year 2005 Victory motorcycle sales increased 34 percent over 2004, totaling $99.5 million.
     Parts, Garments, and Accessories (PG&A) sales increased 12 percent during the fourth quarter 2005 as compared to last year’s fourth quarter, and increased nine percent for the full year 2005. For the fourth quarter 2005, sales for all product lines of the PG&A business grew compared to last year’s fourth quarter.
     Gross profit, as a percentage of sales, was 21.0 percent for the fourth quarter of 2005, down from 24.3 percent in the comparable quarter in 2004. For the full year 2005, gross margins were 22.3 percent, compared to 23.9 percent for the full year 2004. As expected, gross profit margin for the fourth quarter and full year 2005 periods decreased primarily due to increased raw material costs, declining snowmobile gross margins, higher floor plan financing costs, higher warranty expenses and incremental transportation and fuel costs. These higher costs were partially offset by continued efficiency gains and savings from various cost reduction initiatives.
     For the fourth quarter 2005, operating expenses decreased both as a percent of sales and in actual dollars spent compared to the fourth quarter of 2004. Operating expenses for the fourth quarter 2005 decreased to $57.4 million or 10.9 percent of sales compared to $64.0 million or 11.9 percent of sales for the fourth quarter 2004. For the full year 2005, operating expenses decreased to $241.7 million or 12.9 percent of sales, compared to $244.7 million or 13.8 percent of sales for the same period in 2004. Operating expenses decreased in the fourth quarter and full year 2005 periods primarily due to a lower Polaris stock price that reduced stock based compensation plan expenses and operating cost control measures taken by the Company. These reductions were partially offset by higher research and development expenses incurred during the full year 2005 period for new product development and the new research and development facility in Wyoming, Minnesota that opened in spring 2005.
     Income from financial services increased 27 percent to $11.7 million in the fourth quarter 2005, up from $9.2 million in the fourth quarter 2004, due to increased profitability generated from both the wholesale credit portfolio and increased income from the retail credit arrangement with HSBC Bank. Income from financial services for the full year 2005 increased 21 percent to $38.6 million, compared to $32.0 million for the same period in 2004.
     Equity in income of manufacturing affiliates (which primarily represents the Company’s portion of income from the investment in KTM, net of tax) totaled $1.4 million for the fourth quarter 2005 and $2.3 million for the full year 2005. The Company purchased a 25 percent interest in KTM in July 2005.
     Non-operating other expense decreased $3.4 million in the fourth quarter 2005 when compared to the fourth quarter of 2004 primarily due to the strength of the U.S. dollar and the resulting effects of foreign currency hedging transactions related primarily to the Canadian dollar.
     The Income tax provision for the fourth quarter 2005 was recorded at a rate of approximately 31.1 percent of Polaris’ pretax income, a reduction from 33.0 percent recorded in the fourth quarter of 2004, resulting from certain favorable income tax events.
Financial position and cash flow
     Net cash provided by operating activities from continuing operations totaled $177.6 million for the year ended December 31, 2005 compared to net cash provided by operating activities from continuing operations of $245.4 million for the full year 2004. An increase in inventory levels in 2005 compared to last year and more normalized levels of accounts payable growth in 2005 were the primary reasons for the decrease in net cash provided by operating activities during 2005. The Company’s debt-to-total capital ratio was five percent at December 31, 2005, equal to the level a year ago. Cash and cash equivalents were $19.7 million at December 31, 2005, compared to $138.5 million a year ago. The decrease in cash position at year end 2005 is primarily the result of the KTM investment, increased share repurchases, and higher inventory levels during 2005.

Share Buyback Continues
     During the fourth quarter 2005, the Company repurchased and retired 454,000 shares of its common stock for $21.0 million, bringing total share repurchases to 2.4 million shares, or $132.3 million for the full year 2005. Since inception of the share repurchase program in 1996, approximately 22.3 million shares have been repurchased at an average price of $26.01 per share. As of December 31, 2005, the Company has authorization from its Board of Directors to repurchase up to an additional 4.7 million shares of Polaris stock.
Subsequent Event
     On January 19, 2006, the Company announced that its Board of Directors approved an eleven percent increase in the regular quarterly cash dividend, the eleventh consecutive year of increased dividends, effective with the 2006 first quarter dividend payment. The first quarter dividend of $0.31 per share will be payable on February 15, 2006 to shareholders of record at the close of business on February 1, 2006.
Conference Call to be Held
     Today at 9:00 AM (central time) Polaris Industries Inc. will host its quarterly earnings conference call. The conference call is accessible by dialing 800-374-6475 in the U.S. and Canada, or 706-634-4982 for International calls or via the Investor Relations page of the Company’s web site, www.polarisindustries.com. If listening to the web cast, please allow sufficient time to register and download the latest version of Real Player audio software. The conference call will be available for one week after the call by dialing 800-642-1687 in the U.S. and Canada, or 706-645-9291 for International calls and entering passcode 3753265, and on Polaris’ web site.
About Polaris
     Information about the complete line of Polaris products is available from authorized Polaris dealers or from the Polaris homepage at www.polarisindustries.com.
     With annual 2005 sales of $1.9 billion, Polaris designs, engineers, manufactures and markets snowmobiles, all-terrain vehicles (ATVs), Victory motorcycles and the Polaris RANGER™ for recreational and utility use.
     Polaris is a recognized leader in the snowmobile industry and one of the largest manufacturers of ATVs in the world. Victory motorcycles, established in 1998 and representing the first all-new American-made motorcycle from a major company in nearly 60 years, are rapidly making impressive in-roads into the motorcycle cruiser marketplace. Polaris also enhances the riding experience with a complete line of Pure Polaris apparel, accessories and parts, available at Polaris dealerships. Consumers can also purchase apparel and vehicle accessories anytime at www.polarisindustries.com.
Polaris Industries Inc. trades on the New York Stock Exchange and Pacific Stock Exchange under the symbol “PII,” and the Company is included in the S&P Small-Cap 600 stock price index.

Except for historical information contained herein, the matters set forth in this news release, including management’s expectations regarding 2006 sales, shipments, net income and cash flow, are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Potential risks and uncertainties include such factors as product offerings, promotional activities and pricing strategies by competitors; warranty expenses; foreign currency exchange rate fluctuations; effects of the KTM relationship; environmental and product safety regulatory activity; effects of weather; commodity costs; uninsured product liability claims; and overall economic conditions, including inflation and consumer confidence and spending. Investors are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.
(summarized financial data follows)

POLARIS INDUSTRIES INC.
CONSOLIDATED STATEMENTS OF INCOME
and Other Selected Financial Information
(In Thousands, Except Per Share Data)
(Unaudited)

	For Three Months Ended		For the Year Ended
	December 31,		December 31,
	2005	2004	2005	2004
Sales	$526,087	$538,958	$1,869,819	$1,773,206
Cost of sales	415,839	407,867	1,451,927	1,348,943

Gross profit	110,248	131,091	417,892	424,263
Operating expenses
Selling and marketing	24,859	26,419	105,114	105,984
Research and development	16,661	16,676	68,146	60,700
General and administrative	15,908	20,940	68,486	77,977

Total operating expenses	57,428	64,035	241,746	244,661

Income from financial services	11,689	9,218	38,640	32,035

Operating Income	64,509	76,274	214,786	211,637

Non-operating Expense (Income):
Interest expense	1,403	406	4,713	2,111
Equity in (income) of manufacturing affiliates	(1,363)	(6)	(2,308)	(6)
Other expense (income) net	1,345	4,720	3,748	5,333

Income before income taxes	63,124	71,154	208,633	204,199

Provision for Income Taxes	19,219	23,481	64,348	67,386

Net Income from continuing operations	$43,905	$47,673	$144,285	$136,813

Loss from discontinued operations, net of tax	$(322)	$(496)	$(1,007)	$(8,457)
Loss on disposal of discontinued operations, net of tax	—	—	—	(23,852)

Net Income	$43,583	$47,177	$143,278	$104,504

Basic Net Income per share
Continuing operations	$1.06	$1.13	$3.42	$3.23
Loss from discontinued operations	(0.01)	(0.01)	(0.02)	(0.20)
Loss on disposal of discontinued operations	—	—	—	(0.56)

Net Income	$1.05	$1.12	$3.40	$2.47

Diluted Net Income per share
Continuing operations	$1.03	$1.05	$3.29	$3.04
Loss from discontinued operations	(0.01)	(0.01)	(0.02)	(0.19)
Loss on disposal of discontinued operations	—	—	—	(0.53)

Net Income	$1.02	$1.04	$3.27	$2.32

Weighted average shares outstanding:
Basic	41,475	42,226	42,131	42,318
Diluted	42,725	45,154	43,881	45,035

Business Unit Information	For Three Months Ended			For the Year Ended
(in thousands)	December 31,			December 31,
	2005	2004	% chg	2005	2004	% chg
All-terrain Vehicles	$320,033	$316,537	1%	$1,239,452	$1,159,760	7%
Snowmobiles	93,350	131,575	-29%	256,655	288,404	-11%
Victory Motorcycles	37,742	24,170	56%	99,478	74,005	34%
Parts, Garments & Accessories	74,962	66,676	12%	274,234	251,037	9%

Total Sales	$526,087	$538,958	-2%	$1,869,819	$1,773,206	5%

All periods presented reflect the classification of the Marine Division’s financial results and the loss on disposal of the division as discontinued operations.

POLARIS INDUSTRIES INC.
CONSOLIDATED BALANCE SHEETS

Subject to Reclassification
(In Thousands)	December 31,
(Unaudited)	2005	2004
Assets
Current Assets
Cash and cash equivalents	$19,675	$138,469
Trade receivables, net	78,350	71,172
Inventories	202,022	173,624
Prepaid expenses and other	13,330	12,090
Deferred tax assets	60,498	65,489
Current assets of discontinued operations	113	4,811

Total current assets	373,988	465,655

Property and equipment, net	222,336	200,901
Investments in finance affiliate and retail credit deposit	59,601	98,386
Investments in manufacturing affiliates	87,772	2,877
Goodwill, net	25,039	24,798
Intangible and other assets, net	220	308

Total Assets	$768,956	$792,925

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$97,065	$96,302
Accrued expenses	263,729	252,704
Income taxes payable	9,427	31,001
Current liabilities of discontinued operations	5,393	25,186

Total current liabilities	375,614	405,193

Deferred income taxes	5,685	8,000
Borrowings under credit agreement	18,000	18,000

Total liabilities	$399,299	$431,193

Shareholders’ Equity:
Preferred stock $0.01 par value, 20,000 shares authorized, no shares issued and outstanding	—	—
Common stock $0.01 par value, 80,000 shares authorized, 41,687 and 42,741 shares issued and outstanding	$417	$427
Additional paid-in capital	—	—
Deferred compensation	(3,523)	(8,516)
Retained earnings	375,193	366,345
Accumulated other comprehensive income (loss)	(2,430)	3,476

Total shareholders’ equity	369,657	361,732

Total Liabilities and Shareholders’ Equity	$768,956	$792,925

All periods reflect the classification of the Marine Division results as discontinued operations.

POLARIS INDUSTRIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

Subject to Reclassification	For the Year Ended
(In Thousands)	December 31,
(Unaudited)	2005	2004
Operating Activities:
Net income	$143,278	$104,504
Net loss from discontinued operations	1,007	32,309
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	67,936	59,339
Noncash compensation	12,404	16,480
Noncash income from financial services	(14,174)	(11,488)
Noncash income from manufacturing affiliates	(2,308)	(6)
Deferred income taxes	2,676	(1,460)
Changes in current operating items:
Trade receivables	(7,178)	(20,598)
Inventories	(28,396)	(6,686)
Accounts payable	762	33,258
Accrued expenses	11,025	17,378
Income taxes payable	(4,234)	17,882
Prepaid expenses and others, net	(5,169)	4,444

Net cash provided by continuing operations	177,629	245,356
Net cash flow (used for) provided by discontinued operations	(16,101)	1,472

Net cash provided by operating activities	161,528	246,828

Investing Activities:
Purchase of property and equipment	(89,770)	(88,836)
Investments in finance affiliate and retail credit deposit, net	52,959	(7,320)
Investment in manufacturing affiliates, net	(84,320)	—

Net cash used for continuing operations investment activities	(121,131)	(96,156)
Net cash used for discontinued operations investment activities	—	(1,091)

Net cash used for investing activities	(121,131)	(97,247)

Financing Activities:
Borrowings under credit agreement	795,000	428,000
Repayments under credit agreement	(795,000)	(428,008)
Repurchase and retirement of common shares	(132,280)	(66,830)
Cash dividends to shareholders	(46,956)	(38,856)
Proceeds from stock issuances under employee plans	20,045	11,821

Net cash used for financing activities	(159,191)	(93,873)

Net increase in cash and cash equivalents	(118,794)	55,708

Cash and cash equivalents at beginning of period	138,469	82,761

Cash and cash equivalents at end of period	$19,675	$138,469

All periods presented reflect the classification of the Marine Division’s financial results as discontinued operations.